                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a

                       Champion International Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO
       One Champion Plaza

       Stamford, Connecticut 06921

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 1998
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion International Corporation will be held at One Champion Plaza, Stamford, Connecticut, on Thursday, May 21, 1998 at 9:30 a.m., for the following purposes:

      1. To elect five directors, two to serve until the 1999 Annual Meeting of Shareholders and three to serve until the 2001 Annual Meeting of Shareholders.

      2. To consider and act upon a proposal to approve the appointment of Arthur Andersen LLP as auditors for 1998.

      3. To consider and act upon the shareholder proposals set forth in the following Proxy Statement.

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 2, 1998 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the meeting.

     Please mark, sign and return promptly the accompanying proxy so that your shares may be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary
Champion International Corporation
One Champion Plaza
Stamford, Connecticut 06921

April 16, 1998

                       CHAMPION INTERNATIONAL CORPORATION
                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Champion International Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 21, 1998. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a revocation with the inspectors of election.

     The Company will pay the cost of this solicitation of proxies for the meeting. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and other methods of telecommunication. The Company will reimburse brokers, banks and others who are record holders of the Company's stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock. In addition, Morrow & Co., Inc., which will assist the Company in soliciting proxies, will be paid a fee estimated at $15,000.

     This Proxy Statement and the accompanying proxy are scheduled to be sent to shareholders commencing on April 16, 1998.

VOTING RIGHTS

     Only holders of record of the Company's Common Stock at the close of business on April 2, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on the record date, there were outstanding 96,203,689 shares of Common Stock. Each share of Common Stock is entitled to one vote.

     Voting is on a confidential basis except in certain limited circumstances. The Company's confidential voting policy provides that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be held permanently in confidence from the Company except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the inspectors of election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., will tabulate the vote, and employees of the transfer agent will serve as inspectors of election. Proxies and benefit plan voting instructions are returned in envelopes addressed to the transfer agent and, except in the limited circumstances specified above, are not seen by or reported to the Company.

     The election of directors requires a plurality of the votes cast. Approval of each of the other matters being submitted to shareholders requires the affirmative vote of a majority of the votes cast. Under the law of New York, the Company's state of incorporation, votes withheld in the election of directors as well as abstentions and any broker non-votes in connection with the other matters being submitted to shareholders will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of December 31, 1997 with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company.

         Name and Address              Amount and Nature      Percent
       of Beneficial Owner          of Beneficial Ownership   of Class
----------------------------------------------------------------------
Oppenheimer Capital
Oppenheimer Tower                    12,228,415 shares(1)      12.72%
World Financial Center
New York, New York 10281(1)

Wellington Management Company, LLP
75 State Street                       6,494,200 shares(2)       6.76%
Boston, Massachusetts 02109(2)

Sanford C. Bernstein & Co., Inc.
767 Fifth Avenue                      6,393,931 shares(3)       6.65%
New York, New York 10153(3)

FMR Corp.
82 Devonshire Street                  5,608,139 shares(4)       5.83%
Boston, Massachusetts 02109(4)
----------------------------------------------------------------------

The information that is footnoted in the table above and set forth in the notes below is based upon a Schedule 13G filed with the Securities and Exchange Commission by each respective shareholder.

(1) In its Schedule 13G, Oppenheimer Capital stated that it has shared voting and shared dispositive power with respect to all of such shares.

(2) In its Schedule 13G, Wellington Management Company, LLP stated that (i) it has shared voting power with respect to 200 of such shares and shared dispositive power with respect to all of such shares, and (ii) such shares are owned by various investment advisory clients, principally Vanguard/Windsor Fund, Inc. In a Schedule 13G filed with the Securities and Exchange Commission, Vanguard/Windsor Fund, Inc., P.O. Box 2600, Valley Forge, Pennsylvania 19482, reported that as of December 31, 1997 it beneficially owned 6,494,000 shares of the Company's Common Stock, with sole voting and shared dispositive power with respect to all of such shares; such shares represented 6.76% of the outstanding Common Stock of the Company.

(3) In its Schedule 13G, Sanford C. Bernstein & Co., Inc. stated that (i) such shares are held for the accounts of various clients, and (ii) it has sole voting power with respect to 4,215,525 of such shares, shared voting power with respect to 356,680 of such shares and sole dispositive power with respect to all of such shares.

(4) In its Schedule 13G, FMR Corp. stated that (i) such shares collectively are beneficially owned by two subsidiaries and one former subsidiary (collectively, the "Fidelity Companies") and are held for the accounts of various clients, and (ii) the Fidelity Companies collectively have sole voting power with respect to 294,639 of such shares and sole dispositive power with respect to all of such shares.

THE BOARD OF DIRECTORS

GENERAL

     The Board of Directors, which is divided into three classes normally elected for three-year terms, presently consists of 11 directors.

     Ten regular meetings and two special meetings of the Board were held in 1997. Eight regular meetings are scheduled for 1998. All directors attended at least 75% of the Board meetings and meetings of committees on which they served during 1997. The average attendance by directors at Board meetings and meetings of committees on which they served was more than 96%.

THE NOMINEES

     In accordance with the recommendation of its Committee on Board Affairs, the Board of Directors has chosen the following individuals, who previously were elected by the shareholders, as nominees for re-election to the Board: Robert A. Charpie, H. Corbin Day, Alice F. Emerson, Allan E. Gotlieb and Kenwood C. Nichols.

     Messrs. Charpie and Gotlieb, whose terms expire at the 1998 Annual Meeting of Shareholders, have been nominated for one-year terms expiring at the 1999 Annual Meeting in accordance with the Company's By-Laws.

     The present terms of Ms. Emerson and Mr. Nichols are due to expire at the 1999 Annual Meeting, and the present term of Mr. Day is due to expire at the 2000 Annual Meeting. They have been nominated for three-year terms expiring at the 2001 Annual Meeting in order to apportion the directors among the three classes so as to make all classes as nearly equal in number as possible, as required by the New York Business Corporation Law.

     Sybil C. Mobley and John L. Weinberg, whose terms expire at the 1998 Annual Meeting, will retire from the Board, and the number of directors will be reduced to nine.

     The Company's By-Laws require that directors retire from the Board at the Annual Meeting of Shareholders following their 70th birthday unless the Board provides otherwise. In certain cases during the last few years, the Board has made exceptions to the age-70 retirement provision in accordance with the By-Laws. These exceptions were made principally so that the Board would have the benefit of experienced directors during the extensive deliberations that led to the Company's major management transition in 1996 and major restructuring and divestiture plan in late 1997. Those key decisions having been made, it is the intention of the Board going forward that directors not serve beyond the normal retirement age except in special circumstances. In this regard, as noted above, Mrs. Mobley and Mr. Weinberg will retire from the Board at the Annual Meeting this year. Messrs. Charpie and Gotlieb, whose election for one-year terms will ensure that the Board continues to satisfy the minimum-size requirements of law and the Company's By-Laws, are expected to retire at next year's Annual Meeting.

     If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies may be voted for another person nominated by the Board of Directors. The Committee on Board Affairs does not anticipate that any of the nominees will be unavailable.

INFORMATION ON THE NOMINEES AND DIRECTORS

     The following table sets forth the names of the nominees and the directors continuing in office after the 1998 Annual Meeting, their terms of office, the years in which they first became directors of the Company and their ages.

          Name                 Term Will Expire      First Elected a Director      Age
--------------------------------------------------------------------------------------
Lawrence A. Bossidy                  1999                      1995                63
Robert A. Charpie                    1999                      1975                72
H. Corbin Day                        2001                      1997                60
Alice F. Emerson                     2001                      1993                66
Allan E. Gotlieb                     1999                      1989                70
Kenwood C. Nichols                   2001                      1989                58
Richard E. Olson                     2000                      1996                60
Walter V. Shipley                    2000                      1983                62
Richard E. Walton                    2000                      1987                66
--------------------------------------------------------------------------------------

     Mr. Bossidy has been Chief Executive Officer of AlliedSignal Inc., a manufacturer of aerospace and automotive products and engineered materials, since 1991 and Chairman of the Board of AlliedSignal since 1992. From 1957 to 1991, he served in various executive and financial positions, including Vice Chairman and Executive Officer, at General Electric Company, a diversified services and manufacturing company. He also is a director of J.P. Morgan & Co. Incorporated and Merck & Co., Inc.

     Mr. Charpie served as President of Cabot Corporation, a producer of chemicals, metals, oil and gas, from 1969 to 1986 and as Chairman of the Board of Cabot from 1986 to 1988. He is Chairman of Ampersand Venture Management Corporation, a venture capital investment management firm. He also is a director of Arch Coal, Inc.

     Mr. Day has been Chairman of the Board of Jemison Investment Co., Inc., a diversified holding company and venture capital firm, since 1988. He is a limited partner and former general partner of Goldman, Sachs & Co., which provides investment banking and financial advisory services to the Company. He also is a director of American Heritage Life Investment Corporation, Blount International, Inc., European Investors Holding Company, Inc. and Hughes Supply, Inc.

     Ms. Emerson is a Senior Fellow of The Andrew W. Mellon Foundation, a philanthropic institution. From 1975 until joining the Mellon Foundation in 1991, she served as President of Wheaton College in Norton, Massachusetts. She also is a director of AES Corporation, BankBoston Corp. and Eastman Kodak Company.

     Mr. Gotlieb served as Canada's Ambassador to the United States from 1981 to 1989 and as Chairman of Burson-Marsteller Canada, a public relations firm, from 1991 to 1995. He is a director of Alcan Aluminium Limited and Hollinger Inc.

     Mr. Nichols was elected Vice Chairman and Executive Officer of the Company in 1996. He has been Vice Chairman and a director of the Company since 1989.

     Mr. Olson was elected Chairman and Chief Executive Officer of the Company in 1996. He had been an Executive Vice President of the Company since 1987.

     Mr. Shipley is Chairman and Chief Executive Officer of The Chase Manhattan Corporation. From 1982 to 1996, he served as Chairman and Chief Executive Officer or as President of Chemical Banking Corporation, which merged with and changed its name to The Chase Manhattan Corporation in 1996. He also is a director of Bell Atlantic Corporation.

     Mr. Walton was a professor at the Harvard University Graduate School of Business Administration, specializing in organizational development and work innovation in industry, from 1968 to 1997.

COMMITTEES

     The Board of Directors has four standing committees, each of which is composed entirely of outside directors. The membership and principal responsibilities of the Board committees are presented below.

           Audit Committee                                             Compensation and Stock Option Committee
           Richard E. Walton, Chair                                    Lawrence A. Bossidy, Chair
           H. Corbin Day                                               Robert A. Charpie
           Alice F. Emerson                                            H. Corbin Day
           Allan E. Gotlieb                                            John L. Weinberg
           Sybil C. Mobley

           Committee on Board Affairs                                  Pension Funding and Investment Committee
           Robert A. Charpie, Chair                                    Alice F. Emerson, Chair
           Lawrence A. Bossidy                                         Allan E. Gotlieb
           Walter V. Shipley                                           Sybil C. Mobley
           John L. Weinberg                                            Richard E. Walton

     The Audit Committee recommends to the Board of Directors the firm of independent auditors to be engaged to audit the annual consolidated financial statements of the Company; reviews the annual audit plan as proposed by the independent auditors and the fees to be paid for such services; reviews management's engagement of independent auditors to perform non-audit services and determines whether such engagement unduly influences the auditors' independence; reviews and evaluates with the independent auditors the results of the audit process; reviews and evaluates the organization, scope of activity and effectiveness of the Company's internal audit function; discusses with senior management, the independent auditors and the internal audit department their observations with respect to the Company's system of internal control; performs other activities deemed by the committee to provide necessary oversight of the Company's public financial reporting process; and performs other duties assigned by the Board of Directors. The Audit Committee held two meetings in 1997.

     The Committee on Board Affairs advises the Board of Directors on possible director nominees and on policy matters concerning the composition, organization, work and affairs of the Board and its committees. Shareholders are invited to submit matters of interest relating to the Company, including possible director nominees, for the consideration of this committee by writing to it at the Company's principal executive office. The Committee on Board Affairs held three meetings in 1997.

     The Compensation and Stock Option Committee has responsibility for the compensation of officers and other key employees and for significant salary increases proposed for other employees. This committee determines general management compensation policies; makes awards under the Company's incentive compensation plans; reviews the Company's management succession plan; and authorizes the holding of outside directorships by Company executives. The Compensation and Stock Option Committee held five meetings in 1997.

     The Pension Funding and Investment Committee approves the actuarial methods and assumptions used in funding the Company's pension plans, approves the investment policy and guidelines of the plans and reviews the plans' investment performance. In addition, it establishes policies with respect to and monitors the voting of stock owned by the Company's pension plans. This committee also reviews and makes recommendations on pension and employee benefit matters submitted to the Board of Directors. The Pension Funding and Investment Committee held one meeting in 1997.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $22,500 for services as a director and a fee of $1,500 for each Board meeting attended. Each committee chair receives an annual retainer of $5,000, and committee members, including chairs, receive a fee of $1,000 for each committee meeting attended. At each director's election, these fees are paid quarterly in cash or are deferred quarterly in the form of units equivalent to shares of the Company's Common Stock; such units accrue dividend equivalents and are paid in cash following retirement from the Board in the same manner as the stock units described in the next paragraph.

     The Board believes that, in order to further align the interests of outside directors with the interests of shareholders, directors' compensation should include a significant component of Company equity. Accordingly, each director who is not an employee of the Company receives quarterly grants of Common Stock equivalent units with an annual value of $22,500. These units accrue amounts equal to dividends paid on the Company's Common Stock, which are credited in the form of additional units. The value of all of a director's Common Stock equivalent units (whether received pursuant to the grants described in this paragraph or pursuant to any elective deferral of fees as described in the previous paragraph) is paid in cash following his or her retirement from the Board, in accordance with a schedule selected by the director, based upon the then-current price of the Company's Common Stock.

     The Company provides $50,000 of group term life insurance and $200,000 of travel accident insurance to the outside directors as well as director liability insurance for all directors.

     Effective January 1, 1997, pensions were eliminated for incumbent and future directors.

STOCK OWNERSHIP BY NOMINEES, DIRECTORS AND
NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the shares and equivalent units of the Company's Common Stock beneficially owned, as of March 31, 1998, by each nominee and director, by each of the executive officers included in the Summary Compensation Table presented later in this Proxy Statement and by all directors and executive officers as a group.

          Name            Shares(1),(2)   Share Units(3)     Total
--------------------------------------------------------------------
L. Scott Barnard               44,443          1,453          45,896
Lawrence A. Bossidy             2,000          1,909           3,909
Robert A. Charpie               7,621         40,305          47,926
H. Corbin Day                   3,000            769           3,769
Joe K. Donald                  18,410         37,585          55,995
Alice F. Emerson                  430            546             976
Allan E. Gotlieb                1,000            546           1,546
Burton G. MacArthur, Jr.       13,729          1,491          15,220
Sybil C. Mobley                   112          1,107           1,219
Kenwood C. Nichols            229,051          4,014         233,065
Richard E. Olson               67,927          3,742          71,669
Richard L. Porterfield         43,367          1,507          44,874
Walter V. Shipley               1,000          6,868           7,868
Richard E. Walton               1,900          5,510           7,410
John L. Weinberg                5,000         14,845          19,845
All directors and
  executive officers
  as a group(4)               507,934        125,525         633,459
--------------------------------------------------------------------

(1) This column includes shares that executive officers have the right to acquire pursuant to exercisable stock options, as follows: Mr.
    Barnard - 38,000 shares; Mr. Donald - 8,000 shares; Mr. MacArthur - 6,800 shares; Mr. Nichols - 197,500 shares; Mr. Olson - 47,000 shares; Mr. Porterfield - 41,800 shares; and all executive officers as a group - 390,600 shares. The table does not include shares underlying performance share units and restricted stock units held by executive officers.

(2) Certain directors and executive officers share voting or investment power with other persons with respect to 23,985 of such shares.

(3) For the outside directors, this column includes the share units discussed above under "Directors' Compensation" and, in the case of certain directors, share units representing the settlement of their accrued pension benefit as of January 1, 1997 under the Company's former retirement plan for outside directors. For the executive officers, share units represent (i) matching contributions by the Company and purchases by executive officers under the Nonqualified Supplemental Savings Plan in the form of Common Stock equivalent units that are settled in cash following or, under certain circumstances, prior to retirement, and (ii) annual incentive compensation that has been deferred in the form of Common Stock issuable following retirement. The value of all such share units fluctuates with the price of the Company's Common Stock.

(4) All directors and executive officers as a group beneficially own less than 1% of the outstanding Common Stock of the Company.

EXECUTIVE COMPENSATION

REPORT ON 1997 EXECUTIVE COMPENSATION BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                                    General

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program and determines the compensation of senior management. The Committee is composed entirely of outside directors.

     The objective of the Company's executive compensation program is to attract and retain outstanding senior managers and to provide meaningful incentives for them to maximize shareholder value. Accordingly, a substantial portion of each executive's compensation is dependent upon Company financial performance and appreciation in the price of the Company's Common Stock.

     The decisions of the Committee with regard to executive compensation are made in the context of competitive conditions. The Committee reviews summaries of surveys prepared by outside compensation consultants with respect to the compensation levels of approximately 15 other large companies in the forest products industry (the "Forest Products Group") and approximately 300 large industrial companies (the "General Industrial Group"). Since the Company competes for executive talent with companies other than its principal business competitors, the comparative groups for executive compensation purposes are broader than the principal business competitor group represented in the Comparison of Five-Year Cumulative Total Return Graph below.

              Recent Changes to the Executive Compensation Program

     Following a comprehensive review of the Company's incentive compensation philosophy, the Committee last year approved significant changes to the executive compensation program in order to more closely align executive pay with the interests of the Company's shareholders. These changes are designed to increase management's focus on the Company's return on capital employed and on total shareholder return. In addition, executive officers and other key managers are required to attain specified levels of Common Stock ownership within a certain period.

                                     * * *

     The principal components of the Company's executive compensation program in 1997 were salary; annual incentive compensation; and longer-term, equity-based, incentive compensation. As discussed below, each of these components serves a somewhat different purpose in motivating executives to maximize shareholder value.

                                     Salary

     Salary is intended to provide a competitive base level of compensation. Salary ranges for executive officers are targeted to approximate the 75th percentile of the Forest Products Group and the median of the General Industrial Group for substantially similar positions. The salary increase for each executive officer in 1997 was based upon his individual performance and position in his salary range. The Committee's evaluation of individual performance included an assessment of, among other factors, the executive's managerial skills, leadership qualities and strategic planning capabilities. On this basis, Mr. Olson received a salary rate increase of 6.7% in January 1997.

     Beginning in 1998, executive officers are not eligible for salary increases on an annual basis unless their salary levels are below the targeted position in their respective salary range. Under this new system, no salary increases were granted to certain executive officers, including Messrs. Nichols and Olson, in January 1998.

                         Annual Incentive Compensation

     The primary purpose of annual incentive compensation is to motivate senior managers, through short-term (one-year) incentives and rewards, to maximize shareholder value by maximizing the Company's financial performance.

     Annual incentive compensation for executive officers is designed so that, upon the attainment of targeted performance levels, total annual cash compensation for substantially similar positions approximates the 75th percentile of the Forest Products Group and the median of the General Industrial Group. Actual incentive award amounts each year are at, above or below the designed level depending upon whether performance in that year is at, above or below targeted levels. In 1997, the incentive award for each executive officer was based upon two performance measures: (i) the Company's return on capital employed ("ROCE") in relation to objectives established at the beginning of the year; and (ii) the executive's individual performance. The ROCE performance measure had substantially greater weight than the individual performance measure in determining annual incentive awards.

     The performance criteria described above resulted in the incentive awards for 1997 set forth in the bonus column of the Summary Compensation Table below for Mr. Olson and each of the other five most highly compensated executive officers. The awards for all of the executive officers declined substantially from 1996 and were well below the targeted performance levels for 1997. This reflects the fact that, notwithstanding the Company's excellent operating performance last year, its financial performance - as measured by ROCE - was considerably below the targeted level, primarily due to low pulp and paper prices.

               Longer-Term, Equity-Based, Incentive Compensation

     The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return. In 1997, the Company's equity-based compensation for executive officers consisted of grants of stock options and performance share units. These grants provide value to executives only when the Company's shareholders benefit from appreciation in the price of the Company's Common Stock.

     Equity-based, incentive compensation for executive officers is targeted at the median of the Forest Products Group and the General Industrial Group for substantially similar positions. In order to maintain the value of such compensation at approximately the same level in 1997 as in 1996, fewer options were granted to executive officers in 1997 because of the grant of performance share units in 1997. The exception was Mr. Olson, who received more options last year than in 1996 because of his promotion to the office of Chairman and Chief Executive Officer.

     Equity-based compensation is granted as an incentive for the future rather than as a reward for the past. Consequently, the size of the award generally is a function of the executive's grade level and does not vary with Company performance. The size of the award is not affected by the amount of equity-based compensation previously granted to, or held at the time by, an executive.

     Performance share units were granted in lieu of a portion of the normal stock option award in order to tie a significant part of equity-based compensation to a very aggressive total shareholder return ("TSR") goal. As described under "Long-Term Incentive Plan Awards Table" below, performance share units will be earned out only if this aggressive TSR goal is achieved within three years from the date of grant. If the TSR goal is not achieved, there will be no earn-out, and the performance share units will be forfeited.

                   Deduction Limit for Executive Compensation

     For federal income tax purposes, a public company may not deduct compensation in excess of $1 million paid in any year to its Chief Executive Officer or any of its other four most highly compensated executive officers. However, compensation that is deferred until retirement or is paid solely on account of the attainment of objective performance goals is not subject to the $1 million deduction limit.

     Compensation attributable to the exercise of stock options is fully deductible by the Company. In addition, as the result of the deferral provisions of the Company's performance share unit awards in 1997 and restricted stock unit awards in 1996, no loss of deductions is anticipated upon the vesting of those units.

     Since annual incentive compensation awards are not paid solely upon the attainment of objective performance goals, the deduction limit does apply to such awards. However, the impact of the loss of deductions resulting from the deduction limit was not material to the Company in 1997. In view of the anticipated compensation levels for the executive officers in 1998, no loss of deductions is expected this year. The Committee believes that the purposes of the Company's executive compensation program are better served by basing annual incentive compensation on the combination of an objective Company performance goal (ROCE) and individual performance evaluations rather than exclusively on mechanistic criteria that allow no opportunity for Committee judgment regarding important intangible factors.

                                     * * *

                    Compensation and Stock Option Committee

                           Lawrence A. Bossidy, Chair
                               Robert A. Charpie
                                 H. Corbin Day
                                John L. Weinberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Day is one of the four outside directors who comprise the Compensation and Stock Option Committee of the Board of Directors. He is a limited partner and former general partner of Goldman, Sachs & Co., which provides investment banking and financial advisory services to the Company.

     Mr. Day retired as a general partner of Goldman Sachs in 1986. Since then, he has had no role in the management of and has not shared in the profits of Goldman Sachs. As a limited partner, his financial interest in Goldman Sachs consists solely of the receipt of a fixed rate of return on the capital contribution that he made to the firm prior to his retirement as a general partner. This return is not dependent upon or affected in any way by the services that Goldman Sachs performs for the Company.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for 1995, 1996 and 1997 of the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company in 1997 (collectively, the "named executives").

                           Summary Compensation Table

                                          -------------------------------------------------------------------------------
                                                                                                    Long-Term
                                                       Annual Compensation                     Compensation Awards
                                          -------------------------------------------------------------------------------
                                                                               Other                         Securities
                                                                               Annual       Restricted       Underlying
           Name and                                                           Compen-          Stock          Options/
           Principal                         Salary(3)          Bonus        sation(4)       Units(5)         SARs(6)
           Position               Year          ($)              ($)            ($)             ($)             (#)
-------------------------------------------------------------------------------------------------------------------------
  Richard E. Olson,               1997       $800,000       $  300,000       $ 1,071             0             23,000
  Chairman and                    1996        587,500          700,000        10,338        $2,212,500         12,000
  Chief Executive Officer(1)      1995        380,000          726,000         2,677             0             12,000
-------------------------------------------------------------------------------------------------------------------------
  Kenwood C. Nichols,             1997        665,000          250,000           843             0             15,500
  Vice Chairman and               1996        600,000          550,000         1,198         1,991,250         28,000
  Executive Officer(2)            1995        500,000        1,049,000         4,674             0             28,000
-------------------------------------------------------------------------------------------------------------------------
  Joe K. Donald,                  1997        460,000          170,000           449             0              8,000
  Executive Vice                  1996        413,333          261,400        15,414         1,770,000         12,000
  President                       1995        350,000          726,000         2,035             0             12,000
-------------------------------------------------------------------------------------------------------------------------
  L. Scott Barnard,               1997        424,000          140,000           420             0              8,000
  Executive Vice                  1996        366,667          261,400        14,736         1,770,000         10,000
  President                       1995        275,000          637,000         1,772             0              8,000
-------------------------------------------------------------------------------------------------------------------------
  Burton G. MacArthur, Jr.,       1997        397,000          115,000           494             0              6,800
  Executive Vice                  1996        361,667          200,700         9,457         1,548,750         10,000
  President                       1995        300,000          637,000         1,126             0             10,000
-------------------------------------------------------------------------------------------------------------------------
  Richard L. Porterfield,         1997        371,000          135,000           352             0              6,800
  Executive Vice                  1996        350,000          229,400           669         1,416,000         10,000
  President                       1995        300,000          637,000         1,287             0             10,000
-------------------------------------------------------------------------------------------------------------------------


                                 ----------------
                                       All
                                      Other
           Name and                  Compen-
           Principal                sation(7)
           Position                    ($)
-------------------------------  ----------------
  Richard E. Olson,                 $167,777
  Chairman and                       167,502
  Chief Executive Officer(1)          52,180
-------------------------------------------------
  Kenwood C. Nichols,                152,186
  Vice Chairman and                  163,542
  Executive Officer(2)               106,400
-------------------------------------------------
  Joe K. Donald,                      81,870
  Executive Vice                     138,173
  President                           49,825
-------------------------------------------------
  L. Scott Barnard,                  100,167
  Executive Vice                      99,102
  President                           38,342
-------------------------------------------------
  Burton G. MacArthur, Jr.,           87,717
  Executive Vice                      93,484
  President                           37,902
-------------------------------------------------
  Richard L. Porterfield,             69,575
  Executive Vice                      87,921
  President                           43,733
-------------------------------------------------

(1) Mr. Olson was elected Chairman and Chief Executive Officer in 1996. He had been an Executive Vice President since 1987.

(2) Mr. Nichols was elected Vice Chairman and Executive Officer in 1996. He has been Vice Chairman since 1989.

(3) Messrs. Olson, Nichols, Donald, Barnard and MacArthur received special salary increases in mid-1996 to reflect their respective promotions and assumption of additional responsibilities in connection with the Company's major management transition in 1996. The increase in the salary paid to each of those named executives in 1997 compared with 1996, as set forth in this column, (i) primarily reflects the fact that the 1996 salary gives only partial-year effect, while the 1997 salary gives full-year effect, to the special increase, and (ii) to a lesser extent, reflects the annual salary increase granted in 1997.

(4) The amounts in this column represent certain tax payments made by the Company on behalf of the named executives.

(5) The amounts in this column represent the market value of the restricted stock units as of the date of grant in 1996. The number of restricted stock units granted to each of the named executives was as follows: Mr.
    Olson - 50,000 units; Mr. Nichols - 45,000 units; Mr. Donald - 40,000 units; Mr. Barnard - 40,000 units; Mr. MacArthur - 35,000 units; and Mr. Porterfield - 32,000 units. The restricted stock units will vest in accordance with the following schedule if the named executive is employed by the Company on the applicable vesting date: 30% on August 15, 1998; 30% on August 15, 2000; and 40% on August 15, 2002.

    For a description of the performance share units granted to each of the named executives in 1997, see "Long-Term Incentive Plan Awards Table" below.

    As of year-end 1997, the number and market value of the restricted stock units and performance share units in the aggregate held by each of the named executives were as follows: Mr. Olson - 95,600 units ($4,331,875); Mr. Nichols - 80,000 units ($3,625,000); Mr. Donald - 60,000 units ($2,718,750);
    Mr. Barnard - 60,000 units ($2,718,750); Mr. MacArthur - 49,600 units ($2,247,500); and Mr. Porterfield - 46,600 units ($2,111,563). The information in the preceding sentence reflects an assumed target performance level for the performance share units, although in fact they are subject to forfeiture in their entirety if the total shareholder return goal is not achieved before March 19, 2000. Dividend equivalents are not paid or credited with respect to the restricted stock units or performance share units.

(6) The numbers in this column represent shares underlying options to purchase Common Stock. Options granted in 1995 and 1996 have tandem stock appreciation rights ("SARs"). To the extent that a stock option or an SAR is exercised, the tandem grant is canceled. Options granted in 1997 do not have tandem SARs.

(7) The amounts in this column for 1997 include matching contributions by the Company to accounts under the Savings Plan for Salaried Employees and the Nonqualified Supplemental Savings Plan, as follows: Mr. Olson - $45,000; Mr. Nichols - $36,450; Mr. Donald - $21,642; Mr. Barnard - $20,562; Mr.
    MacArthur - $23,345; and Mr. Porterfield - $18,012. Company contributions are invested in shares of the Company's Common Stock under the Savings Plan for Salaried Employees, which is funded, and are made in units equivalent to shares of the Company's Common Stock under the Nonqualified Supplemental Savings Plan, which is unfunded.

    The balance of the amounts in this column for 1997 represents premiums paid by the Company under the Company's Executive Life Insurance Plan. All employees who are above a certain compensation grade level, including all of the executive officers, participate in this plan.

OPTION/SAR GRANT TABLE

     The following table sets forth information concerning the grant of stock options to each of the named executives in 1997.

                           Option/SAR Grants in 1997

                                                                                       Potential Realizable
                                                                                               Value
                                                                                         at Assumed Annual
                                                                                             Rates of
                                                                                     Stock Price Appreciation
                                            Individual Grants(1)                        for Option Term(3)
                           -------------------------------------------------------   -------------------------
                           Number of
                           Securities    % of Total
                           Underlying     Options/
                            Options/        SARs       Exercise
                              SARs       Granted to     or Base
                            Granted      Employees     Price(2)      Expiration          5%           10%
          Name                (#)         in 1997       ($/Sh)          Date            ($)           ($)
--------------------------------------------------------------------------------------------------------------
Richard E. Olson             23,000       3.4%          $44.625     March 19, 2007    $645,482     $1,635,777
Kenwood C. Nichols           15,500       2.3%           44.625     March 19, 2007     434,999      1,102,372
Joe K. Donald                 8,000       1.2%           44.625     March 19, 2007     224,515        568,966
L. Scott Barnard              8,000       1.2%           44.625     March 19, 2007     224,515        568,966
Burton G. MacArthur, Jr.      6,800       1.0%           44.625     March 19, 2007     190,838        483,621
Richard L. Porterfield        6,800       1.0%           44.625     March 19, 2007     190,838        483,621
--------------------------------------------------------------------------------------------------------------

(1) No SARs were granted to the named executives or any other employees in 1997.

    All of the stock options awarded last year were granted on March 19, 1997 and became exercisable on March 19, 1998, provided the optionee remained in the Company's employ until that date. Although the Compensation and Stock Option Committee of the Board of Directors had the authority to permit the exercise of those stock options at any time prior to March 19, 1998 upon its determination of the existence of a special or extraordinary situation, it did not exercise this authority.

    Reference is made to "Employment and Severance Agreements" below for a description of the cash settlement of stock options held by the named executives upon any termination of employment without cause within three years after a change in control of the Company.

(2) The exercise price is 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the date of exercise.

(3) At the end of the term of the options granted in 1997, the price of a share of the Company's Common Stock would be $72.69 at an assumed annual appreciation rate of 5% and $115.75 at an assumed annual appreciation rate of 10%. Gains to all shareholders at those assumed annual appreciation rates would be approximately $2.7 billion and $6.8 billion, respectively, over the term of the 1997 options.

OPTION/SAR EXERCISE AND YEAR-END VALUES TABLE

     The following table sets forth information with respect to each of the named executives concerning the exercise of stock options and tandem SARs in 1997 and concerning unexercised stock options and tandem SARs held at December 31, 1997.

                    Aggregated Option/SAR Exercises in 1997
                         and Year-End Option/SAR Values

                           Number of                                                        Value of Unexercised
                           Securities                       Number of Securities                In-the-Money
                           Underlying                      Underlying Unexercised               Options/SARs
                          Options/SARs      Value         Options/SARs at Year-End             at Year-End(2)
                           Exercised     Realized(1)                (#)                             ($)
          Name                (#)            ($)       Exercisable    Unexercisable     Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
Richard E. Olson               0               0          24,000          23,000        $   74,250       $15,813
Kenwood C. Nichols             0               0         182,000          15,500         2,295,125        10,656
Joe K. Donald                24,000      $  515,250         0              8,000              0            5,500
L. Scott Barnard             13,900         478,044       30,000           8,000           228,250         5,500
Burton G. MacArthur, Jr.     40,000       1,158,750         0              6,800              0            4,675
Richard L. Porterfield         0               0          35,000           6,800           272,188         4,675
--------------------------------------------------------------------------------------------------------------------

(1) The amounts reported in this column as values realized in 1997 derived from the exercise of grants that were made between 1988 and 1996.

(2) The amounts in these columns are based upon the $45.3125 closing price of a share of the Company's Common Stock on December 31, 1997 on the New York Stock Exchange Composite Transactions.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth information with respect to each of the named executives concerning the grant of performance share units in 1997 and the potential earn-out of shares of the Company's Common Stock pursuant to such grant.

                    Long-Term Incentive Plan Awards in 1997

                                                            Estimated Future Payouts
                           Number of                           (Number of Shares)
                          Performance     Performance     ----------------------------
          Name            Share Units       Period        Threshold   Target   Maximum
--------------------------------------------------------------------------------------
Richard E. Olson            45,600      3/19/97-3/18/00    36,480     45,600   77,520
Kenwood C. Nichols          35,000      3/19/97-3/18/00    28,000     35,000   59,500
Joe K. Donald               20,000      3/19/97-3/18/00    16,000     20,000   34,000
L. Scott Barnard            20,000      3/19/97-3/18/00    16,000     20,000   34,000
Burton G. MacArthur, Jr.    14,600      3/19/97-3/18/00    11,680     14,600   24,820
Richard L. Porterfield      14,600      3/19/97-3/18/00    11,680     14,600   24,820
--------------------------------------------------------------------------------------

     Performance share units were granted in lieu of a portion of normal stock option awards in 1997 in order to tie a significant part of equity-based compensation to a very aggressive goal relating to total shareholder return (stock price appreciation plus dividend yield) ("TSR"). These units entitle the executives, upon earn-out, to receive shares of the Company's Common Stock. The earn-out of shares is dependent upon TSR increasing, at any time within three years from the date of grant (i.e., at any time before March 19, 2000), to a value equivalent to approximately 15% per annum compounded for three years. If the TSR goal is achieved, then, depending upon the Company's TSR during the performance period relative to an industry peer group, the number of shares earned out will range from 80% to 170% of the number of performance share units granted. In the table above, the threshold, target and maximum potential payouts correspond to earn-out levels equal to 80%, 100% and 170%, respectively, of the number of performance share units granted. If the TSR goal is not achieved, no shares will be earned out, and the performance share units will be forfeited.

PENSION PLAN TABLE

     The Company's retirement program consists of (i) a tax-qualified, funded pension plan for all non-represented salaried employees, including executive officers, and (ii) for executive officers and other key employees, a non-qualified, unfunded supplemental retirement income plan that provides benefits which, but for certain limits imposed by the Internal Revenue Code on tax-qualified plans, would be provided under the Company's qualified pension plan. The retirement program provides non-contributory benefits based upon years of service and average annual earnings for, in the case of executive officers, the highest three consecutive years in the 10 years preceding retirement. Average annual earnings covered by the program consist of (1) the average of the salaries reported in the Summary Compensation Table for the applicable years, plus (2) the higher of (a) the average of the bonuses reported in the Summary Compensation Table for such years or (b) the average of the bonuses paid in such years but earned in, and reported in the Summary Compensation Table for, the immediately preceding years.

     The following table sets forth, for various income and service levels, the annual benefits payable to executive officers under the Company's retirement program for life, commencing at normal retirement at age 65 or upon early retirement after age 62. These benefits are presented on a straight-life annuity basis and before deducting the portion of Social Security payments attributable to Company contributions as provided by the retirement program.

                               Pension Plan Table

                         Approximate Annual Retirement Benefits
 Average     --------------------------------------------------------------
  Annual      15 Years     20 Years     25 Years     30 Years     35 Years
 Earnings    of Service   of Service   of Service   of Service   of Service
--------------------------------------------------------------------------------
$  500,000    $125,000     $166,667     $208,333    $  250,000   $  291,667
   750,000     187,500      250,000      312,500       375,000      437,500
 1,000,000     250,000      333,333      416,667       500,000      583,333
 1,250,000     312,500      416,667      520,833       625,000      729,167
 1,500,000     375,000      500,000      625,000       750,000      875,000
 1,750,000     437,500      583,333      729,167       875,000    1,020,833
 2,000,000     500,000      666,667      833,333     1,000,000    1,166,667

--------------------------------------------------------------------------------

     Average annual earnings for the highest three consecutive years in the last 10 years and presently credited years of service for the named executives are as follows: Mr. Olson - $1,199,934 / 31 years; Mr. Nichols - $1,218,987 / 25 years; Mr. Donald - $804,677 / 31 years; Mr. Barnard - $715,503 / 29 years; Mr. MacArthur - $687,122 / 23 years; and Mr. Porterfield - $684,133 / 19 years.

     Messrs. Nichols and Olson have agreements with the Company which provide for annual retirement benefits of 60% of average annual earnings (salary and bonus) for the highest three consecutive years in the 10 years preceding retirement, provided in the case of Mr. Nichols that he remains employed by the Company until July 19, 1999. The retirement benefit for Mr. Olson will increase to 65% of average annual earnings if he remains employed by the Company until August 10, 1999. These contractual retirement benefits are payable only to the extent that they exceed the retirement benefits paid under the Company's retirement program, described above, plus the portion of Social Security payments attributable to Company contributions. The agreements also provide a survivor retirement benefit for the wives of Messrs. Nichols and Olson equal to 60% of the retirement benefit payable thereunder to the respective executives during their lifetime. Under the agreements, upon retirement Messrs. Nichols and Olson may elect to receive the present value of all of their retirement benefits, other than the portion attributable to the qualified pension plan, in a lump sum, subject to the approval of the Company's Board of Directors.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has employment agreements with Messrs. Nichols and Olson which provide for minimum annual salaries of $375,000 and $800,000, respectively. If employment is terminated by the Company without cause, Messrs. Nichols and Olson are entitled to severance pay for two years (but not beyond age 65) at annual rates of $1,549,000 and $1,287,500, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages. These agreements also provide certain retirement benefits, as discussed above under "Pension Plan Table".

     The Company has agreements with Messrs. Barnard, Donald, MacArthur and Porterfield which provide generally that, if employment is terminated by the Company without cause, they are entitled to severance pay for two years (but not beyond age 65) at annual rates of $912,000, $1,076,000, $937,000 and $937,000, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages.

     All these agreements also provide that, if employment is terminated without cause within three years after a change in control of the Company: (i) severance amounts, medical, dental and disability coverages for two years and the present value of any contractual retirement benefits will become payable in a lump sum; and (ii) absent notice to the contrary from the named executive, the Company will settle his stock options and tandem SARs for cash equal to the difference between the fair market value of the option shares at the time of termination (or, if applicable and if higher, the change in control tender offer price) and the exercise price. In addition, provision is made for the payment of legal expenses if the Company refuses to make required payments under the agreements and for the funding of certain of such payments by a trust when a potential change in control occurs.

     The Company's obligation to make the payments provided for in these agreements is subject to certain conditions. Such conditions require, among other things, that following termination of employment the named executive provide such assistance in litigation as may reasonably be requested by the Company and refrain from actions, such as competition against the Company and disclosure of confidential information relating to the Company, that would be materially detrimental to the Company.

     For the purpose of these agreements, "termination" means actual discharge as well as specified types of constructive discharge, including diminution of title, responsibility or salary below the specified minimum. "Cause" means (i) a breach by the named executive of his agreement which results in material injury to the Company, or (ii) an act of dishonesty constituting a felony and resulting or intended to result in personal gain at the expense of the Company. "Change in control" means (a) the acquisition by any person of securities representing 30% or more of the combined voting power of the Company's securities, (b) a change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period, or (c) approval by shareholders of the liquidation of the Company or the disposition of all or substantially all of its assets.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five-year comparison of cumulative total returns for the Common Stock of the Company, an index of peer companies (the "Peer Group") and the Standard & Poor's 500 Stock Index (the "S&P 500 Index"). The Peer Group consists of the following major forest products companies: Boise Cascade Corporation, Georgia-Pacific Corporation (including both the Georgia-Pacific Group Common Stock and the Georgia-Pacific Timber Group Common Stock), International Paper Company, Stone Container Corporation, Union Camp Corporation and Weyerhaeuser Company. The graph assumes that $100 was invested on December 31, 1992 in Champion Common Stock, Peer Group Common Stock and the S&P 500 Index. Total return assumes the quarterly reinvestment of dividends.

           Measurement Period
         (Fiscal Year Covered)                  Champion              Peer Group              S&P 500
1992                                            $100.00                $100.00                $100.00
1993                                             116.80                 110.40                 110.10
1994                                             128.50                 114.60                 111.50
1995                                             148.50                 121.80                 153.40
1996                                             153.60                 132.60                 188.60
1997                                             161.60                 144.30                 251.50

TRANSACTIONS

     Certain affiliates of The Chase Manhattan Corporation ("Chase"), of which Mr. Shipley is Chairman and Chief Executive Officer, provided credit to and performed various other financial services for the Company and its subsidiaries in 1997. The largest amount of borrowings by the Company and its subsidiaries from affiliates of Chase outstanding at any time during 1997 was $40,000,000.

     Affiliates of FMR Corp. purchased $862,723 of merchandise from the Company in 1997. As noted above, FMR Corp. beneficially owned 5.83% of the Common Stock of the Company as of December 31, 1997.

     All transactions between the Company and its subsidiaries, on the one hand, and affiliates of Chase and FMR Corp., respectively, on the other hand, were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

     Effective December 31, 1997, the Company renewed its director and officer liability insurance policies with Federal Insurance Company, Great American Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pa. for one year at a premium of $529,000. This information is provided in accordance with New York law and does not reflect a transaction between the Company and its directors, executive officers or shareholders.

THE AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, certified public accountants, as independent auditors for the Company for 1998, subject to approval by the shareholders at the Annual Meeting.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1998.

SHAREHOLDER PROPOSALS

     Certain shareholders have notified the Company that the following proposals will be presented at the Annual Meeting. The proposals have been provided by the respective proponents, and the Company is not responsible for the statements contained therein. The proposals include certain assertions about the Company which the Board of Directors believes are inaccurate. Rather than addressing each of those assertions, however, the Board has recommended a vote against the proposals for the broader policy reasons set forth following each proposal.

-- SHAREHOLDER PROPOSAL - USE OF CHLORINE

     The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the owner of 94,700 shares of Common Stock, and three other organizations (whose names, addresses and shareholdings will be furnished promptly upon oral or written request to the Secretary of the Company) have notified the Company that the following proposal will be presented at the Annual Meeting.

     The preamble and resolution are as follows:

     "WHEREAS: our company claims to be environmentally responsible, yet uses chlorine-based bleach chemicals that produce dioxin and many other persistent pollutants known to harm human and environmental health in even minute quantities;

     Dioxins, furans, and other organochlorines are created whenever chlorine-based chemicals are used. These chemicals pass up the food chain, accumulating in living organisms. In humans, it is apparent that miniscule amounts contribute to reproductive failure, birth defects, immune suppression, and cancer. In children, they are linked to developmental impairment, hormonal disruption, and behavioral disorders;

     Distinguished world bodies, including the:
     - World Bank
     - American Public Health Association
     - International Joint Commission on the Great Lakes
     - Intergovernmental Forum on Chemical Safety publicly recognize the significant risks posed by chlorine-based pulp and paper bleaching. These significant scientific and economic viewpoints demonstrate worldwide support for phasing-out the industrial use of chlorine-containing compounds;

     New regulations set minimum bleach standards as 100% chlorine dioxide. But chlorine dioxide perpetuates organochlorine contamination, and represents a costly and imprudent investment when commercially available technologies that eliminate chlorinated compounds are in successful use by our global competitors;

     US EPA recognizes 'technology options more advanced [emphasis added] than the technology option ultimately selected as BAT [chlorine dioxide] . . . . qualifying technologies might include processes employing extended delignification, ozone based bleaching sequences, totally chlorine-free
(TCF) bleaching [emphasis added], process wastewater flow reduction (i.e., technologies which move mills toward closed loop operation), or other combinations of technologies.'

     According to EPA: 'total chlorine free bleaching, while still evolving, provides significant benefits such as elimination of chlorinated pollutants [emphasis added] to the environment and allows bleach plant effluents to be recycled . . . [this] moves the mill further toward the closed mill concept';

     Closed-loop mills are possible because totally chlorine-free (TCF) technologies eliminate highly corrosive chlorine dioxide. Chlorine dioxide's corrosiveness wears out mill equipment more rapidly, resulting in accelerated capital replacement and higher costs. Closed-loop mills would allow tremendous savings through the reduction and reuse of chemicals, energy and water;

     Dangerously unstable, chlorine dioxide also threatens worker health and safety, we feel, driving up costs and reducing productivity. The paper industry's record of adopting innovative technology is one of the country's lowest when compared to other US industrial sectors;

     Using TCF technology would enable Champion to compete for global TCF markets. The world's largest paper market (Europe) has moved from less than 5% to over 25% TCF just since 1991. Champion cannot sell to world TCF markets if it only produces with chlorinated chemicals;

     Chlorine-based bleaching inevitably releases persistent organochlorine toxins, and results in higher health and safety costs. Our company should phase-out chlorine-based compounds in its production;

     RESOLVED: it is requested that our company report by the 1999 annual meeting on a schedule to phase-out the use of chlorine-based compounds from its pulp and paper production."

     The supporting statement is as follows:

     "Champion should not be committed to chlorine-based chemicals, but rather to comprehensive solutions. Chlorine dioxide has significant problems that have yet to be overcome: high corrosiveness, explosiveness, and toxicity. The use of chlorine dioxide reduces global opportunities and results in higher long-term operating costs.

     It seems clear from scientific research that NO safe or 'acceptable' level of exposure to many organochlorine chemicals exists. Reliance on chlorine dioxide bleaching postpones the adoption of proven TCF technologies. To be an environmental and technological innovator, Champion must use technology that eliminates organochlorines from pulp and paper production."

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

     After several years of study and deliberation, the United States Environmental Protection Agency (EPA) issued new regulations under the federal Clean Water Act late last year. The regulations applicable to the production of bleached kraft pulp are based upon the elemental-chlorine-free (ECF) pulp-bleaching process rather than the totally-chlorine-free (TCF) process advocated by the proponents. The ECF technology substitutes chlorine dioxide for elemental chlorine in the manufacture of pulp, which virtually eliminates the inadvertent creation of the substances that are the cause of concern in bleaching with elemental chlorine, including dioxin. In the preamble to its new regulations, the EPA states that ECF bleaching "achieves greater environmental benefits than any other economically achievable technology considered by the EPA and, for that reason, also represents the best technology among those considered" (emphasis added).

     The Company already has installed the ECF technology at most of its fully bleached kraft mills in the United States, years ahead of the EPA's compliance deadline and well in advance of much of the industry. This technology will be in place at all such Company mills by the end of 2000. In addition, the Company has exceeded the requirements of the new regulations by investing in another major environmental technology that is recognized as even "more advanced" by the EPA; the Company has installed oxygen delignification, which enhances the environmental benefits of the ECF process by significantly reducing the amount of bleaching chemicals used in the manufacture of pulp, at all of its fully bleached kraft mills.

     Recent scientific studies by the Finnish Environment Agency, the Swedish Environmental Protection Agency and the International Institute for Environment and Development concluded that there is no appreciable environmental difference between the ECF bleaching process being installed by the Company and the TCF process advocated by the proponents. Similarly, a scientific panel report released in December 1997 determined that ECF bleaching presents a negligible risk to aquatic ecosystems and has been highly effective in eliminating risks previously associated with bleaching processes that utilize elemental chlorine.

     The market for ECF pulp is much larger than for TCF pulp and continues to grow. According to the Alliance for Environmental Technology, ECF pulp production worldwide increased by 12% in 1997 and accounted for 50% of the world market. On the other hand, TCF pulp production did not increase in 1997 and accounted for only 6% of the world market and less than 1% of the United States market.

     The Company is proud of its environmental performance in general and of its record in dealing with chlorine-based compounds in particular. The installation of the ECF and oxygen delignification technologies is being accomplished in a planned capital program, at substantial cost to the Company. Converting to TCF production, we believe, would render much of this equipment obsolete and require significant capital expenditures during the phase-out period for different process equipment. Such significant expenditures, in our view, would result in no environmental, safety or marketing benefit.

     At last year's Annual Meeting, the Company's shareholders rejected this same proposal by more than 96% of the votes cast. For the reasons discussed above, the Board of Directors believes that the proposal should again be rejected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

-- SHAREHOLDER PROPOSAL - CUMULATIVE VOTING

     Ms. Park Overall, 4843 Arcola Avenue, North Hollywood, California 91601, the owner of 100 shares of Common Stock, has notified the Company that the following proposal will be presented at the Annual Meeting.

     The resolution is as follows:

     "RESOLVED: That the stockholders of Champion International Corporation, assembled in an annual meeting in person and by proxy, request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she wishes."

     The supporting statement is as follows:

     "I believe the board of directors of Champion International Corporation should adopt cumulative voting in the election of directors as part of its program of corporate governance.

     Provision for cumulative voting brings to the corporate system a means by which a significant group of stockholders, though in the minority, can elect candidates of its choice, making a more diverse board of directors.

     If you agree, please mark your proxy for the resolution. All marked proxies will be voted in favor, against or as an abstention to the proposal, as designated by the shareholder on the proxy card. The Company will vote unmarked proxies against the proposal, using its discretionary voting authority."

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

     Cumulative voting would permit the election of one or more directors by a relatively small group of shareholders. Directors so elected by a particular group might represent the narrow, special interests of that group rather than the interests of all shareholders. In addition, cumulative voting would introduce the possibility of factionalism within the Board, impairing the ability of Board members to work together effectively and discouraging qualified individuals from serving as directors.

     The Board believes that each director should represent the interests of all of the Company's shareholders. This principle is best served under the present system, which provides for the election of each director by a plurality of the votes cast by the shareholders as a whole rather than by the vote of a minority constituency.

     The use of cumulative voting has declined significantly over the years. Many companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement. Today, fewer than 15% of large companies use cumulative voting.

     The statement in support of the proposal suggests that cumulative voting would make for a more diverse Board of Directors. In fact, the present system has resulted in the election of a very diverse and independent Board. For many years the Board has reflected diversity in terms of experience, background and gender. In addition, for decades a substantial majority of the Board, including all members of all standing committees of the Board, have been outside directors.

     The Board of Directors supports the present system of electing directors because it provides the best assurance that each director will act for the benefit of all shareholders rather than for the benefit of special interest groups.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications, if any, made in the proxy. If not otherwise specified in the proxy, the shares will be voted in the election of directors for the nominees referred to above under "The Board of Directors," for the approval of the appointment of Arthur Andersen LLP as auditors for 1998 and against the shareholder proposals set forth above.

     The Board of Directors is not aware of any other matters to be presented for action at the meeting, except for the possible presentation of a shareholder proposal that has been omitted from the Proxy Statement in accordance with the federal securities laws. If any other matters, including the omitted shareholder proposal, shall properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

     Under the Company's By-Laws, a shareholder who intends to make a nomination for the election of directors or to submit any other proposal for adoption at any meeting of shareholders must provide written notice of such intention to the Secretary of the Company in accordance with the prescribed procedure. In general, the By-Law procedure (the full provisions of which govern) requires that such notice be received at the Company's principal executive office not less than 60 nor, in the case of director nominations, more than 90 days before the meeting and that it set forth the shareholder's name and address and the number of shares of the capital stock of the Company beneficially owned by the shareholder, together with such information about the candidate or the proposal as would be required in a proxy statement.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders, shareholder proposals must be received by the Company not later than December 17, 1998. Proposals should be directed to the attention of the Secretary, Champion International Corporation, One Champion Plaza, Stamford, Connecticut 06921.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Stamford, Connecticut
April 16, 1998

 Logo
       One Champion Plaza

       Stamford, Connecticut 06921


          This document is printed on Champion(R) Register Bond/18 lb.

TO ALL PARTICIPANTS IN
SAVINGS PLAN #077 AND SAVINGS PLAN FOR HOURLY EMPLOYEES #158
--------------------------------------------------------------------------------

     The Annual Meeting of Champion Shareholders will be held on May 21, 1998. At this meeting, shareholders will vote on four items which are described in the Proxy Statement.

     As a participant in one or both of these plans, you have the right to instruct the Trustee how to vote your equivalent shares at the Annual Meeting. We urge you to exercise this right. In order to instruct the Trustee how to vote, you must complete and return the accompanying voting instruction card. The number of equivalent shares you can vote is shown on the reverse side of the card.

     Please review the Proxy Statement before completing the voting instruction card. The card must be returned as soon as possible but not later than May 14, 1998. A postage-paid return envelope is enclosed for your convenience. It is important to remember that if you do not return the voting instruction card in timely fashion or if you return the card unsigned, your equivalent shares will not be voted by the Trustee.

     Plan participants should let their voices be heard by exercising their right to vote on matters submitted to the shareholders. We strongly urge you to participate this year by instructing the Trustee how to vote your equivalent shares.

     Please contact the Benefits Department in Hamilton, Ohio (Chamcon 8-868-5441 or 513-868-5441) if you have any questions.

Kenwood C. Nichols
Chairman, Pension and Employee Benefits Committee
Vice Chairman and Executive Officer, Champion International Corporation

April 16, 1998

                       CHAMPION INTERNATIONAL CORPORATION

                       VOTING INSTRUCTIONS TO TRUSTEE OF

                               Savings Plan #077
                                      and
                     Savings Plan for Hourly Employees #158

The undersigned hereby directs State Street Bank and Trust Company, as Trustee of the Champion International Corporation Savings Plan #077 and the Champion International Corporation Savings Plan for Hourly Employees #158, to vote at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 21, 1998, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:


                (Continued and to be SIGNED on the reverse side)

                                                       Please mark
                                                        your votes   ---
                                                        like this     X
                                                        in black     ---
                                                       or blue ink
------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
------------------------------------------------------------------------------
                                                     WITHHOLD   FOR ALL EXCEPT
                                           FOR ALL   FROM ALL      AS NOTED*
                                            ---        ---            ---
Item 1 - ELECTION OF DIRECTORS
                                            ---        ---            ---
Nominees: Robert A. Charpie, H. Corbin Day,
          Alice F. Emerson, Allan E. Gotlieb
          and Kenwood C. Nichols.

          *Withhold from following individual
           nominees (if any):

          -----------------------------------


                                            FOR      AGAINST      ABSTAIN

Item 2 - Appointment of Arthur Andersen     ---        ---          ---
         LLP as auditors for 1998.
                                            ---        ---          ---

------------------------------------------------------------------------------


------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.
------------------------------------------------------------------------------
                                            FOR      AGAINST      ABSTAIN

Item 3 - Proposal by shareholder regarding  ---        ---          ---
         use of chlorine.
                                            ---        ---          ---

                                            FOR      AGAINST      ABSTAIN

Item 4 - Proposal by shareholder regarding  ---        ---          ---
         cumulative voting.
                                            ---        ---          ---

-------------------------------------------------------------------------------
     I understand that this card must be returned no later than May 14, 1998 in the enclosed envelope, if my voting instructions are to be honored. If it is not received by May 14, 1998 or if it is received but the voting instructions are invalid, my equivalent shares will not be voted.

     Please complete, date and sign below exactly as your name appears on the card.


Signature of Participant:                                Dated:         , 1998
                         -------------------------------       ---------

PROXY

                       CHAMPION INTERNATIONAL CORPORATION

                PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL
                     MEETING OF SHAREHOLDERS - MAY 21, 1998

The undersigned constitutes and appoints LAWRENCE A. BOSSIDY, ROBERT A. CHARPIE and WALTER V. SHIPLEY, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 21, 1998 at 9:30 a.m. at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:

                (Continued and to be SIGNED on the reverse side)

                                                                Please mark  ---
                                                                 your votes   X
                                                                 like this   ---
                                                                  in black
                                                                 or blue ink.

--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
--------------------------------------------------------------------------------
                                                        WITHHOLD  FOR ALL EXCEPT
                                               FOR ALL  FROM ALL     AS NOTED*
Item 1 - ELECTION OF DIRECTORS                   ---       ---           ---

Nominees: Robert A. Charpie, H. Corbin Day,      ---       ---           ---
          Alice F. Emerson, Allan E. Gotlieb
          and Kenwood C. Nichols.

          *Withhold from following individual
          nominees (if any):

          ----------------------------------      FOR     AGAINST       ABSTAIN
Item 2 - Appointment of Arthur Andersen LLP       ---       ---           ---
         as auditors for 1998.
                                                  ---       ---           ---

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.
--------------------------------------------------------------------------------
                                                  FOR     AGAINST       ABSTAIN
Item 3 - Proposal by shareholder regarding        ---       ---           ---
         use of chlorine.
                                                  ---       ---           ---


                                                  FOR     AGAINST       ABSTAIN
Item 4 - Proposal by shareholder regarding        ---       ---           ---
         cumulative voting.
                                                  ---       ---           ---

--------------------------------------------------------------------------------

      In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE DESIGNATED DIRECTOR NOMINEES, FOR ITEM 2 AND AGAINST ITEMS 3 AND 4.









Signature(s):                                      Dated:                 , 1998
             ------------------------------------        -----------------
Note: Please sign as name appears hereon. Joint owners all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.